Exhibit 2

FIRST AMENDMENT TO LOAN AGREEMENT

THIS FIRST AMENDMENT TO LOAN AGREEMENT dated as of November 29, 2013.

A M O N G:

NORTH AMERICAN PALLADIUM LTD.

as Borrower

- and -

BCP III NAP L.P., by its general partner, BROOKFIELD CAPITAL

PARTNERS LTD.

as Lender

- and -

LAC DES ILES MINES LTD.

as Guarantor

W I T N E S S E T H:

WHEREAS North American Palladium Ltd. (the “Borrower”), Lac des Iles Mines Ltd. (the “Guarantor”) and BCP III NAP L.P., by its general partner, Brookfield Capital Partners Ltd. (the “Lender”) entered into a Loan Agreement dated as of June 7, 2013 (the “Existing Loan Agreement”);

AND WHEREAS the Borrower has requested that the Lender amend the Existing Loan Agreement in certain respects on the terms and conditions set forth below; and

AND WHEREAS the Lender is willing, subject to the terms and conditions hereof including among other things on the payment of an Amendment Fee, to amend the Existing Loan Agreement as hereinafter provided including to refund cash interest paid under the Existing Loan Agreement and permit the Borrower to retroactively elect the payment-in-kind option under the Existing Loan Agreement as if the Borrower had done so on the closing of the Existing Loan Agreement;

NOW THEREFORE, in consideration of the agreements herein contained the parties hereto agree as follows:

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PART I

DEFINITIONS

Section 1.1     Certain Defined Terms. The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and the plural forms thereof):

“Agreement” means this First Amendment to the Existing Loan Agreement.

“Amendment Effective Date” shall mean the date this Agreement becomes effective pursuant to Part IV.

“Existing Loan Agreement” is defined in the first recital.

Section 1.2     Use of Defined Terms. Unless otherwise defined herein or the context otherwise requires, capitalized terms used in this Agreement, including its preamble and recitals, have the meanings provided in the Existing Loan Agreement.

PART II

AMENDMENTS TO EXISTING LOAN AGREEMENT

Section 2.1     Amendments. Subject to the terms of this Agreement (including Part IV), effective on the Amendment Effective Date, and in reliance upon the representations and warranties made herein by the Borrower and the Guarantor, the parties hereto agree that certain terms and provisions of the Existing Loan Agreement are hereby amended in accordance with this Part. Except as expressly so amended, the Existing Loan Agreement and the Loan Documents shall continue in full force and effect in accordance with their terms.

Section 2.2     Definition of Amendment Fee. Section 1.1 is hereby amended by the insertion of the following Section 1.1.4.1:

““Amendment Fee” means 5% of the Principal Amount as at November 29, 2013, which amount is fully earned by the Lender in consideration of the first amendment to this Agreement dated November 29, 2013 and in consideration of the cancellation of the Exit Fee and is non-refundable and which has been capitalized to the Principal Amount as at November 29, 2013.”

Section 2.3     Definition of Capital Expenditure. Section 1.1.14 is hereby amended by deleting it in its entirety and replacing it with the following:

“Capital Expenditures” means the sum of, without duplication, all expenditures made by the Borrower and its Subsidiaries in any period (for certainty, excluding interest capitalized to the Principal Amount in 2013) for tangible assets required to be classified as fixed assets or leasehold improvements on the consolidated balance sheet of the Borrower in accordance with GAAP.”

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Section 2.4     Definition of Consolidated EBITDA. Section 1.1.29 is hereby amended by adding the following at the end:

“For the period of July 2014 to October 2014, losses incurred on investments for Maudore Minerals Ltd. shares and receivables in connection with its gold division sale shall be added back to Consolidated EBITDA to a maximum of $1,478,000.”

Section 2.5     Deletion of Exit Fee. Section 1.1.44 is hereby amended by deleting it in its entirety and replacing it with the following:

“Intentionally Deleted.”

Section 2.6     Amendment to Interest Expense Definition. Section 1.1.66 is hereby amended by deleting the final sentence thereof and replacing it with the following:

“For certainty, Interest Expense shall include not greater than an amount of $15,900,000 for the accounting loss incurred as a result of the first amendment to this Agreement dated as of November 29, 2013.”

Section 2.7     Amendment to Loan Definition. Section 1.1.74 is hereby amended by deleting it in its entirety and replacing it with the following:

““Loan” means the loan in the aggregate maximum principal amount of up to US$169,726,889 as at November 29, 2013 made by the Lender to the Borrower in accordance with the terms and conditions of this Agreement.”

Section 2.8     Amendment to Principal Amount Definition. Section 1.1.98 is hereby amended by deleting the word “originally”.

Section 2.9     Retroactive PIK definition. Section 1.1 is hereby amended by the insertion of the following Section 1.1.102.1:

““Retroactive PIK” means collectively (i) the retroactive election by the Borrower to accrue the cash interest payments made by the Borrower on each of June 30, 2013 and September 30, 2013; (ii) the simultaneous refund by the Lender to the Borrower of an amount equal to the cash interest payments previously paid on the loan in respect of the Retroactive PIK (such refunded amount being $6,385,044) (the “Refund Amount”); and (iii) the capitalization of the Refund Amount as a Principal Amount of the Loan.”

Section 2.10     Amendments to Section 2.1 and Section 2.2. Section 2.1 and Section 2.2 are hereby amended by deleting them in their entirety and replacing them with the following:

“2.1	The Loan

The Lender, in reliance on each of the representations and warranties set out herein and upon and subject to the provisions of this Agreement, including without limitation the satisfaction of the conditions to advance set out in Article 7 hereof, hereby agrees to make the Loan available to the Borrower.

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2.2	Availment

2.2.1	$130,000,000 of the Loan was available to the Borrower in one advance during the Commitment Period and was fully advanced on the Closing Date upon satisfaction of the conditions set out in Section 7.1 and receipt by the Lender of a Borrowing Notice at least two (2) Business Days prior to the proposed advance (or such later date as was agreed to in writing by the Lender).

2.2.2	$3,900,000 of the Loan was capitalized to the Principal Amount on June 7, 2013 representing a commitment fee;

2.2.3	$15,000,000 of the Loan will be available to the Borrower in a single advance on November 29, 2013 provided that no Default exists.

2.2.4	Any Loan amount available pursuant to Section 2.2.3 which is not requested by November 29, 2013 will cease to be available hereunder.

2.2.5	$6,385,044 of the Loan was capitalized to the Principal Amount and made available pursuant to the Retroactive PIK on November 29, 2013.

2.2.6	$3,302,236 of the Loan was capitalized to the Principal Amount as at November 29, 2013 representing accrued and outstanding interest due hereunder between October 1, 2013 and November 29, 2013 at an interest rate of 15%.

2.2.7	$3,057,376 of the Loan was capitalized to the Principal Amount representing interest at the accrued interest rate of 19% for the period between June 7, 2013 and November 29, 2013 which for greater certainty is exclusive of those amounts in Sections 2.2.5 and 2.2.6.

2.2.8	$8,082,233 of the Loan was capitalized to the Principal Amount as at November 29, 2013 representing the Amendment Fee.

2.2.9	The amounts of the Loan made available pursuant to Section 2.2.5 must be borrowed by the Borrower.”

Section 2.11     Prepayment Fee. Section 2.4 is hereby amended by deleting the first paragraph thereof and replacing it with the following:

“In consideration of the Lender making the Loan available, the Borrower agrees that the Lender has earned and is entitled to a make whole fee (the “Prepayment Fee”) payable upon: (i) any voluntary loan repayment pursuant to Section 3.5; (ii) any accelerated or delayed payment or payment obligation arising upon an Event of Default as set forth herein, including without limitation, an Event of Default under Sections 8.1.10 and 8.1.15 herein; or (iii) any other circumstance in which an obligation to pay the Principal Amount (or any portion thereof) arises before the Maturity Date, including without limitation, in connection with any mandatory payments required under Sections 3.6, 3.7 and 3.8 herein, (each of clauses (i) – (iii), a “Prepayment Trigger Event”). For greater certainty, the Lender shall be entitled to, and shall have a claim for, the Prepayment Fee in the event of an accelerated or delayed payment obligation of the Borrower upon an Event of Default hereunder even if the Borrower elects not to pay or is

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unable to pay the accelerated or delayed payment. The Borrower acknowledges and agrees that the Prepayment Fee constitutes liquidated damages, being a genuine estimate of the loss of profit of the Lenders and other damages arising from, or associated with the occurrence of, the Prepayment Trigger Event, and is not a penalty. The Prepayment Fee shall be the product of (x) the greater of the amount paid or payable upon a Prepayment Trigger Event multiplied by (y) the Interest Rate multiplied by (z) a fraction, the numerator of which is the number of days from (but excluding) the date of that Prepayment Trigger Event to (and including) the Maturity Date, and the denominator of which is 365. Upon the Prepayment Trigger Event, the Prepayment Fee shall be added to the Principal Amount and interest shall be calculated on any unpaid part thereof in accordance with the terms herein.”

Section 2.12     Interest Rate. Section 3.1 is hereby amended by the addition of the following sentence:

“Notwithstanding the foregoing, from the period beginning November 29, 2013 until the date thereafter that the Borrower elects to resume payments of interest in cash pursuant to Section 3.3, the Interest Rate is a fixed rate of 19% per annum due to election of the Borrower to defer interest payments pursuant to Section 3.3.2.”

“If the Borrower elects to make any voluntary loan prepayment prior to the Borrower electing to resume payments of interest in cash, the interest rate applicable for calculating the Prepayment Fee for such prepayments will be calculated as if the Borrower elected to resume payments of interest in cash as of September 30, 2014.”

Section 2.13     Exercise of Accrual Option. Section 3.3 is hereby amended by the addition of the following sentences at the end of the Section:

“Notwithstanding the foregoing, the Borrower shall and has accrued interest pursuant to this Section 3.3 from the Closing Date to November 29, 2013 and shall further accrue interest until at least up to and including December 31, 2013 in accordance with this Section 3.3. For certainty all accrued interest from the Closing Date to December 31, 2013 (and any interest accrued pursuant to this Section 3.3 thereafter) shall be subject to the Prepayment Fee.”

Section 2.14     Senior Debt to EBITDA Ratio. Section 6.2.1 is hereby amended by deleting the chart set forth therein and replacing it with the following:

Monthly Periods	Ratio

Until and including September 2014	None applicable

October 2014	12.0:1.0

November 2014	10.0:1.0

December 2014	9.0:1.0

January 2015	8.0:1.0

February 2015	7.0:1.0

March 2015 and April 2015	6.0:1.0

May 2015, June 2015 and July 2015	5.0:1.0

August 2015 to Maturity Date	4.0:1.0

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Section 2.15     Minimum EBITDA. Section 6.2.2 is hereby amended by deleting it in its entirety and replacing it with the following:

“Intentionally Deleted.”

Section 2.16     Section 8.2     The last sentence of Section 8.2 is hereby deleted in its entirety and replaced with the following:

“For greater certainty, the Obligations due and payable upon a declaration pursuant to this Section 8.2 will include any Prepayment Fee that would at such time have been payable upon a prepayment of the Principal Amount, including, without limitation, upon an Event of Default pursuant to Sections 8.1.10 and 8.1.15.”

Section 2.17     Schedule 6.2.5. Schedule 6.2.5 is hereby amended by deleting “$127,900,000” and replacing it with “$120,900,000.”

Section 2.18     Exit Fee Not Applicable. Notwithstanding any reference thereto in the Existing Loan Agreement, no Exit Fee is payable and any reference thereto shall be disregarded.

PART III

REPRESENTATIONS AND WARRANTIES

Section 3.1     Representations and Warranties. In order to induce the Lender to amend the Existing Loan Agreement as set forth in this Agreement, the Borrower and the Guarantor hereby represent and warrant (such representations and warranties shall survive the delivery of this Agreement) on and as of the Amendment Effective Date, and after giving effect to the provisions of this Agreement that:

(1)	the representations and warranties set forth in the Existing Loan Agreement as modified by the Compliance Certificates delivered by the Borrower to the Lender and in each of the Loan Documents, and as amended by this Agreement, are true and correct on and as of the Amendment Effective Date (unless stated to relate solely to an earlier date, in which case such representations and warranties were true and correct as of such earlier date);

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(2)	the execution and delivery of this Agreement and the performance by each of the Borrower and the Guarantor of its obligations under this Agreement and each other Loan Document executed or to be executed by it in connection with this Agreement are within such Person’s (corporate) powers, have been duly authorized by all necessary corporate action, and do not contravene any contractual restriction, law or governmental regulation or court decree or order binding on or affecting such Person;

(3)	after giving effect to this Agreement, no Default has occurred and is continuing;

(4)	no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or other Person is required for the due execution, delivery or performance by the Borrower or the Guarantor of this Agreement or any other Loan Document executed or to be executed by it in connection with this Agreement other than as required by Securities Laws; and

(5)	this Agreement constitutes, and each Loan Document executed or to be executed by the Borrower or the Guarantor in connection with this Agreement will, on the due execution and delivery thereof, constitute, the legal, valid and binding obligations of the Borrower or the Guarantor enforceable in accordance with their respective terms.

PART IV

CONDITIONS TO

EFFECTIVENESS AND CONTINUED EFFECTIVENESS

This Agreement shall become effective as of the date first above written (the “Amendment Effective Date”) when all of the conditions set forth in this Part IV shall have been satisfied in all respects.

Section 4.1     Execution of Counterparts. The Lender shall have received counterparts of this Amendment duly executed by the Borrower.

Section 4.2     Title Insurance. The title insurance held by the Lender in respect of the Loan Documents shall have been amended to cover the increased principal amount of the Loan to the satisfaction of the Lender and the Borrower shall have delivered such documentation as the Lender requires in respect thereof.

Section 4.3     Consent. The Bank of Nova Scotia, as administrative agent under the BNS Credit Agreement shall have given consent to the execution, delivery and performance of this Agreement and such other intercreditor arrangements as may be required as between The Bank of Nova Scotia and the Lender.

Section 4.4     Satisfactory Legal Form. All documents executed or submitted pursuant hereto by or on behalf of the Borrower or the Guarantor shall be satisfactory in form and substance to Lender; and the Lender shall have received all information, approvals, documents or instruments as the Lender may have reasonably requested, including without limitation an amendment to the Debenture to contemplate this Agreement and legal opinions in respect thereof and this Agreement.

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Section 4.5     Financial Reporting. The Lender shall have received and be satisfied with an up to date capital expenditure program for the Borrower and cash flow forecasts.

Section 4.6     Waiver. The Lender may, in its sole discretion, waive in writing the compliance by the Borrower of any or all of the conditions set out above upon which this Agreement shall be effective.

PART V

MISCELLANEOUS PROVISIONS

Section 5.1     Cross References. References in this Agreement to any Part or Section are, unless otherwise specified, to such Part or Section of this Agreement.

Section 5.2     Document Pursuant to Existing Loan Agreement. This Agreement is a Loan Document executed pursuant to the Existing Loan Agreement and shall (unless otherwise expressly indicated therein) be construed, administered and otherwise applied in accordance with the terms and provisions thereof.

Section 5.3     Costs, Fees and Expenses. The Borrower, upon presentment, shall reimburse the Lender for its legal and other costs and fees in respect of the preparation and closing of this Agreement and the other documentation required in connection herewith to a maximum amount of $50,000. Title insurance premiums shall be a cost of the Borrower.

Section 5.4     Successors and Assigns. This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 5.5     Full Force and Effect. Except as expressly amended by this Agreement, all of the terms, covenants and conditions contained in the Existing Loan Agreement and the Loan Documents (including, without limitation, the Security) shall remain unchanged (except in accordance with amendments required by this Agreement) and shall continue to be, and shall remain, in full force and effect in accordance with their respective terms. The Security and the Security Documents and the Guarantee delivered by the Guarantor continue to secure the indebtedness, liabilities and obligations of the Borrower to the Lender, including as amended by this Agreement. The amendments contained in this Amendment shall be limited precisely as provided for herein, and shall not be deemed to be an amendment to or a consent to any other term or provision of the Existing Loan Agreement, any other instrument referred to therein or herein or of any transaction or future action on the part of the Borrower which would require the consent of the Lender under the Existing Loan Agreement or any Loan Document. The provisions of this Agreement also shall not in any respect whatsoever limit or adversely affect the rights, claims or privileges of the Lender with respect to any Person not a party hereto.

Section 5.6     Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original and all of which when taken together shall constitute but one and the same agreement; any party may execute this Agreement by signing any counterpart of it. This Agreement may be duly executed by way of facsimile signature, however, any party so executing by facsimile signature shall deliver original executed counterparts of this Agreement to each of the other parties to this Agreement.

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Section 5.7     Governing Law. This Agreement, and all prior amendments to the Existing Loan Agreement, shall be governed by the laws of Ontario and the laws of Canada applicable therein.

Section 5.8     Further Assurances. The Borrower and the Guarantor shall do, execute and deliver or shall cause to be done, executed and delivered all such further acts, documents and things as the Lender may reasonably request for the purpose of giving effect to this Agreement and to each and every provision hereof.

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IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

NORTH AMERICAN PALLADIUM LTD.

Per:	/s/ Dave Langille
Name: Dave Langille
Title: Chief Financial Officer

I have authority to bind the Corporation.

BCP III NAP L.P. by its general partner, BROOKFIELD CAPITAL PARTNERS LTD., as lender

Per:	/s/ J. Peter Gordon
Name: J. Peter Gordon
Title: Managing Partner

I have authority to bind the Corporation.

LAC DES ILES MINES LTD.

Per:	/s/ Dave Langille
Name: Dave Langille
Title: Chief Financial Officer

Per:	/s/ Tess Lofsky
Name: Tess Lofsky
Title: Secretary

We have authority to bind the Corporation.

First Amendment to Credit Agreement